                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Rouge Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                             Rouge Industries, Inc.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

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     (4) Date filed:

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

                             ROUGE INDUSTRIES, INC.
                                3001 MILLER ROAD
                                 P.O. BOX 1699
                         DEARBORN, MICHIGAN 48121-1699

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 6, 1999
                               ------------------

TO THE STOCKHOLDERS OF
  ROUGE INDUSTRIES, INC.:

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Rouge Industries, Inc. (the "Company") will be held at the Hyatt Regency Dearborn, Fairlane Town Center, Dearborn, Michigan 48126, on Thursday, May 6, 1999 at 10:00 A.M. for the following purposes:

       1. To elect three (3) members of the Board of Directors to serve until the 2002 annual meeting of stockholders or until their successors have been duly elected and shall have qualified;

       2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999; and

       3. To consider and act upon such other business as may properly come before the Annual Meeting.

     Only stockholders of record of each of the classes of the Company's common stock at the close of business on March 10, 1999 will be entitled to vote at the Annual Meeting.

     PLEASE SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IN ORDER THAT YOUR SHARES MAY BE VOTED. A RETURN ENVELOPE IS PROVIDED FOR YOUR CONVENIENCE.

                                          By Order of the Board of Directors,
                                          MARTIN SZYMANSKI SIG
                                          MARTIN SZYMANSKI
                                          Secretary

Dated: April 5, 1999

                             ROUGE INDUSTRIES, INC.
                                3001 MILLER ROAD
                                 P.O. BOX 1699
                         DEARBORN, MICHIGAN 48121-1699

                               ------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 6, 1999
--------------------------------------------------------------------------------
                                PROXY STATEMENT
--------------------------------------------------------------------------------

     This Proxy Statement is being mailed to the stockholders of ROUGE INDUSTRIES, INC. (the "Company") on or about April 5, 1999 in connection with the solicitation by the Board of Directors of the Company of proxies for use at the 1999 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the Hyatt Regency Dearborn, Fairlane Town Center, Dearborn, Michigan 48126, on Thursday, May 6, 1999 at 10:00 A.M. The Meeting has been called for the following purposes: (i) to elect three (3) Class II directors to serve as directors until the 2002 annual meeting of stockholders; (ii) to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999; and (iii) to consider and act upon such other business as may properly come before the Meeting.

                           PROXIES AND VOTING RIGHTS
--------------------------------------------------------------------------------

     The voting securities of the Company outstanding on March 10, 1999 consisted of 14,541,854 shares of class A common stock, par value $0.01 per share (the "Class A Common Stock"), each entitling the holder thereof to one vote per share, and 7,562,400 shares of class B common stock, par value $0.01 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock"), each entitling the holder thereof to 2.5 votes per share. Only stockholders of record at the close of business on March 10, 1999 (the "Record Date") are entitled to notice of and to vote at the Meeting. There was no other class of voting securities of the Company outstanding on the Record Date. A majority of the voting interest of the outstanding shares of Common Stock entitled to vote is required to be present in person or by proxy to constitute a quorum and permit the Meeting to be held.

     The enclosed proxy is being solicited by the Board of Directors of the Company in order to provide every stockholder with an opportunity to vote on all matters that properly come before the Meeting, whether or not the stockholder attends in person. Shares cannot be voted at the Meeting unless the owner of record is present to vote or is represented by a proxy. When the enclosed proxy is properly signed, dated and returned, the shares represented by such proxy will be voted by the persons named as proxies in accordance with the stockholder's directions. Except as otherwise specified in the proxy, shares will be voted for the election of the nominees for Class II director named herein, for the ratification of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 1999 and for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the proxy. Any person who has signed and returned a proxy may revoke it at any time before it is exercised by submitting a subsequently executed proxy, by giving notice of revocation to the Secretary of the Company or by voting in person at the Meeting. All classes of Common Stock will vote together as a single class on all matters presented for consideration at the Meeting. Directors are elected by a plurality, and independent accountants by a majority, of the votes of the shares present in person or represented by proxy and entitled to vote. Abstentions and broker non-votes will not be counted in determining the number of shares voted for or against any nominee for director, the approval of the selection of independent accountants or any other voting matter. They are, however, counted in determining the presence of a quorum. Under the rules of the New York Stock Exchange, Inc. ("NYSE"), brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers who do not receive instructions will have authority to vote on all proposals described in this Proxy Statement.

                               SECURITY OWNERSHIP
--------------------------------------------------------------------------------

     The following table sets forth, as of December 31, 1998, information concerning ownership of the Common Stock outstanding by (i) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) each director and nominee for election as a director, (iii) each of the five most highly compensated executive officers of the Company and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, (a) each stockholder has sole voting power and sole dispositive power with respect to the indicated shares and (b) the address of each such person is c/o Rouge Industries, Inc., 3001 Miller Road, P.O. Box 1699, Dearborn, Michigan 48121-1699.

                                                            SHARES OF
                                                           COMMON STOCK                   PERCENT OF
             DIRECTORS, EXECUTIVE OFFICERS                 BENEFICIALLY                  TOTAL VOTING
                  AND 5% STOCKHOLDERS                         OWNED        PERCENT(1)       STOCK
             -----------------------------                 ------------    ----------    ------------
Carl L. Valdiserri(2)(3)(4)(7).........................     7,370,157         33.4%          54.1%
Worthington Industries, Inc.(3)(5).....................     5,999,600         27.2           19.8
  1205 Dearborn Drive
  Columbus, Ohio 43085
Pioneering Management Corporation(6)...................     1,912,900          8.7            5.7
  60 State Street
  Boston, Massachusetts 02109
First Pacific Advisors(6)..............................     1,380,000          6.2            4.1
  11400 West Olympic, Suite 1200
  Los Angeles, California 90064
Donald J. Smith & Company, Inc.(6).....................     1,094,000          5.0            3.3
  15 Essex Road
  Paramus, New Jersey 07652
Louis D. Camino(4)(7)..................................       201,049            *              *
Gary P. Latendresse(4)(7)..............................       125,214            *              *
Ronald J. Nock(4)(7)...................................        33,989            *              *
William E. Hornberger(4)(7)............................        79,629            *              *
Dominick C. Fanello(8).................................         1,374            *              *
John E. Lobbia(8)......................................         9,457            *              *
Peter J. Pestillo(9)...................................         5,000            *              *
Clayton P. Shannon(8)..................................         9,457            *              *
All Directors and Executive Officers as a Group (13
  persons)(4)(7)(8)....................................     7,988,533         36.0%          55.8%

-------------------------
 *  Less than one percent.

(1) Based on 22,083,938 total outstanding shares of Common Stock on December 31, 1998.

(2) Mr. Valdiserri owns 7,140,400 shares of Class B Common Stock, which constitute approximately 94% of the issued and outstanding shares of Class B Common Stock, and 229,757 shares of Class A Common Stock. Under the Company's Restated Certificate of Incorporation (the "Certificate"), the Class A Common Stock and the Class B Common Stock are entitled to the same rights and preferences, except with respect to voting power; the Class A Common Stock is entitled to one vote per share and the Class B Common Stock is entitled to 2.5 votes per share. Accordingly, Mr. Valdiserri has the power to elect all the nominees for Class II director described herein as well as the entire Board of Directors of the Company. Pursuant to the voting arrangement contemplated in the Amended and Restated Stockholders Agreement (as defined under "Certain Relationships and Related Transactions -- The Amended and Restated Stockholders Agreement"), Mr. Valdiserri may be deemed to be the beneficial owner (as that term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of all shares of Common Stock owned of record by Worthington Industries, Inc. ("Worthington"). Mr. Valdiserri disclaims such beneficial ownership. See "Certain Relationships and Related Transactions -- The Amended and Restated Stockholders Agreement."

(3) The shares of Class B Common Stock are convertible into shares of Class A Common Stock (i) at any time in the discretion of the holder of such shares of Class B Common Stock or (ii) automatically upon the transfer of shares of Class B Common Stock to other than certain permitted transferees. The Certificate provides that upon death or permanent disability of Mr. Valdiserri or voluntary retirement of Mr. Valdiserri as Chairman of the Board of Directors of the Company, Mr. Valdiserri's shares of Class B Common Stock will automatically be converted into an equal number of shares of Class A Common Stock. The conversion rate is one share of Class A Common Stock for each share of Class B Common Stock and is subject to adjustment in certain circumstances. Accordingly, as adjusted to reflect the conversion of such Class B Common Stock, Mr. Valdiserri owns beneficially (as that term is defined in Rule 13d-3 of the Exchange Act) 7,370,157 shares of Class A Common Stock, representing approximately 34% of the 21,661,938 as adjusted shares of Class A Common Stock outstanding. However, if Worthington's 422,000 shares of Class B Common Stock are converted to Class A Common Stock, then, as adjusted to reflect such conversion, Mr. Valdiserri owns beneficially (as that term is defined in Rule 13d-3 under the Exchange Act) 7,370,157 shares of Class A Common Stock, representing approximately 33% of the 22,083,938 as adjusted shares of Class A Common Stock outstanding.

(4) The figures shown include shares of Class A Common Stock allocated to the accounts of participants under the Rouge Steel Company Savings Plan for Salaried Employees, as amended, (the "Savings Plan"). Shares of Class A Common Stock acquired by the Trustee, Putnam Fiduciary Trust Company, for purposes of the Savings Plan are allocated to the accounts of participants as of the end of each month. Participants are entitled to provide instructions as to the voting of the shares allocated to their accounts. Shares credited to the accounts of participants who do not provide voting instructions are voted proportionately in the same manner as the Trustee votes the aggregate of all shares of Common Stock with respect to which the Trustee has received voting instructions from participants.

(5) Worthington owns 422,000 shares of Class B Common Stock, which constitute approximately 6% of the issued and outstanding shares of Class B Common Stock, and 5,577,600 shares of Class A Common Stock which constitutes approximately 38% of the 14,521,538 shares of Class A Common Stock outstanding. Pursuant to the voting arrangement in the Amended and Restated Stockholders Agreement, Worthington may be deemed to be the beneficial owner (as that term is defined in Rule 13d-3 of the Exchange Act) of all shares of Class B Common Stock owned of record by Mr. Valdiserri. Worthington disclaims such beneficial ownership. See "Certain Relationships and Related Transactions -- The Amended and Restated Stockholders Agreement."

(6) The information shown is derived from information set forth in the latest statements filed with the Securities and Exchange Commission with respect to ownership of Class A Common Stock. The percentage of Class A Common Stock owned by Pioneering Management Corporation, First Pacific Advisors and Donald J. Smith & Company, Inc. is 13.2%, 9.5% and 7.5%, respectively.

(7) The shares indicated include 22,500, 18,500, 14,000 and 13,000 shares of Class A Common Stock that may be acquired by Messrs. Camino, Latendresse, Nock and Hornberger, respectively, upon exercise of stock options granted under the Rouge Steel Company 1994 Stock Incentive Plan (the "1994 Stock Incentive Plan"). Mr. Valdiserri did not receive any stock options under the 1994 Stock Incentive Plan in 1996, 1997 or 1998.

(8) The shares indicated include 625, 4,625, and 4,125 shares of Class A Common Stock that may be acquired by Messrs. Fanello, Lobbia and Shannon, respectively, upon exercise of stock options granted under the Rouge Steel Company Outside Director Equity Plan (the "ODEP").

(9) Mr. Pestillo has requested that he be excluded from participation in the ODEP and as a result he has not received any stock options under the ODEP.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation (the "Certificate") provides that the directors shall be divided into three classes: Class I, Class II and Class III, each class to consist, as nearly as may be possible, of one-third of the whole number of the Board of Directors. At each annual meeting of stockholders, the directors elected to succeed those whose terms are expiring shall be identified as being of the same class as the directors whom they succeed and shall be elected for a term expiring at the time of the third annual meeting of stockholders after their election, or until their successors are duly elected and qualified. A director elected to fill a vacancy is elected to the same class as the director he or she succeeds, and a director elected to fill a newly created directorship holds office until the next election of the class to which such director is elected.

     Pursuant to the provisions of the Amended and Restated By-Laws of the Company (the "By-Laws"), the number of directors constituting the board is not less than six and not more than nine.

     The current Class II directors are nominees for election this year for a three-year term expiring at the 2002 annual meeting of stockholders. All of the nominees, with the exception of Mr. Dominick C. Fanello, who was appointed to fill a Class II vacancy in 1996, and all of the continuing Class I and Class III directors have previously been elected by the stockholders. Of the seven present directors, three are officers of the Company. The Nominating Committee may decide to seek a third Class I director and a third Class III director, but the Company does not anticipate that these directors will be selected prior to the Meeting. If any nominee shall be unable to serve, proxies may be voted for another person designated by the Board of Directors. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any nominee not be a candidate at the time of the Meeting (a situation which is not now anticipated), proxies may be voted in favor of the remaining nominees and may also be voted for a substitute nominee selected by the Board of Directors.

     To be eligible for election as directors, persons nominated other than by the Board of Directors must be nominated in accordance with the procedures set forth in the By-Laws. Those procedures require that written notice of the nomination be received by the Secretary of the Company 90 days prior to the date of the annual meeting of stockholders and contain certain information regarding the person or persons to be nominated and the stockholder giving such notice.

     Unless authority is specifically withheld, proxies will be voted for the election of the nominees named below to serve as directors of the Company until the 2002 annual meeting of stockholders of the Company or until their successors shall be duly elected and qualified. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting.

     Set forth as follows is information with respect to each nominee and each continuing director.

NOMINEES FOR CLASS II DIRECTORS -- TERMS TO EXPIRE IN 2002

                                                   PRINCIPAL OCCUPATION
                                                 FOR THE PAST FIVE YEARS                   FIRST YEAR
           NAME AND AGE                      AND CURRENT PUBLIC DIRECTORSHIPS           BECAME A DIRECTOR
----------------------------------    ----------------------------------------------    -----------------
Gary P. Latendresse (55)..........    Mr. Latendresse has been Executive Vice                 1992
                                      President and Chief Financial Officer of the
                                      Company since January 1998. He was Vice
                                      President and Chief Financial Officer from
                                      1992 to 1998 and Vice President, Finance and
                                      Controller from 1987 until 1992. Mr.
                                      Latendresse has held various financial
                                      positions with the Company and Ford Motor
                                      Company for the past 30 years. Mr. Latendresse
                                      has 30 years of experience in the steel
                                      manufacturing industry. Mr. Latendresse is
                                      also the Treasurer and Assistant Secretary of
                                      the Company.
Dominick C. Fanello (77)..........    Mr. Fanello has been a director of Shiloh               1996
                                      Industries, Inc. ("Shiloh") since 1992 and
                                      currently serves as Vice Chairman. Mr. Fanello
                                      was the founder of Shiloh Corporation in 1954
                                      and has held various executive positions with
                                      Shiloh Corporation and Shiloh for the past 45
                                      years. Mr. Fanello resigned his position as
                                      the Chief Executive Officer and Chairman of
                                      the Board of Shiloh in 1995 and 1996,
                                      respectively. Mr. Fanello also serves as a
                                      director of Park National Bank (Newark, Ohio).
John E. Lobbia (57)...............    Mr. Lobbia was Chairman and Chief Executive             1990
                                      Officer at DTE Energy Company from January
                                      1996 until his retirement in 1998. Mr. Lobbia
                                      served as Chairman and Chief Executive Officer
                                      of Detroit Edison Company from 1994 to 1996,
                                      as Chairman, President and Chief Executive
                                      Officer from 1990 to 1994, and as President
                                      and Chief Operating Officer from 1988 to 1990.
                                      Mr. Lobbia has worked directly with many of
                                      the Detroit area's industrial concerns and
                                      has, during his career, had extensive
                                      experience with steel manufacturing customers
                                      at DTE Energy. Mr. Lobbia continues as a
                                      director of DTE Energy Company.

CONTINUING CLASS III DIRECTORS -- TERMS EXPIRE IN 2000

                                                   PRINCIPAL OCCUPATION
                                                 FOR THE PAST FIVE YEARS                   FIRST YEAR
           NAME AND AGE                      AND CURRENT PUBLIC DIRECTORSHIPS           BECAME A DIRECTOR
----------------------------------    ----------------------------------------------    -----------------
Carl L. Valdiserri (62)...........    Mr. Valdiserri has been Chairman and Chief              1989
                                      Executive Officer of the Company since 1989.
                                      From 1987 until 1989 he was an independent
                                      consultant regarding the steel industry,
                                      principally to The Chase Manhattan Bank, N.A.
                                      From 1982 until 1987, Mr. Valdiserri was
                                      Executive Vice President of Weirton Steel
                                      Corporation. Mr. Valdiserri joined the Weirton
                                      Division of National Steel Corporation in
                                      1978. He was Chief Engineer in the Great Lakes
                                      Division of National Steel Corporation from
                                      1973 to 1978 and held various other
                                      engineering positions from 1964 to 1972. He
                                      began his career with Wheeling-Pittsburgh
                                      Steel Corporation in 1958. Mr. Valdiserri has
                                      40 years of experience in the steel
                                      manufacturing industry. Mr. Valdiserri is also
                                      a director of Champion Enterprises, Inc.
Clayton P. Shannon (64)...........    Mr. Shannon was Senior Vice President, Finance          1990
                                      and Chief Financial Officer at Calgon Carbon
                                      Corporation until his retirement in 1995.
                                      Prior to joining Calgon Carbon in 1985, Mr.
                                      Shannon served as Treasurer of National
                                      Intergroup, Inc., the former parent company of
                                      National Steel Corporation.

CONTINUING CLASS I DIRECTORS -- TERMS EXPIRE IN 2001

                                                   PRINCIPAL OCCUPATION
                                                 FOR THE PAST FIVE YEARS                   FIRST YEAR
           NAME AND AGE                      AND CURRENT PUBLIC DIRECTORSHIPS           BECAME A DIRECTOR
----------------------------------    ----------------------------------------------    -----------------
Louis D. Camino (61)..............    Mr. Camino has served as President and Chief            1990
                                      Operating Officer of the Company since 1990.
                                      Mr. Camino was Vice President of Operations
                                      for Acme Steel Company from 1986 to 1990. Mr.
                                      Camino began his career with Jones and
                                      Laughlin Steel Corporation as a supervisor in
                                      1960, and has 38 years of experience in the
                                      steel manufacturing industry.
Peter J. Pestillo (61)............    Mr. Pestillo has been Vice Chairman and Chief           1990
                                      of Staff at Ford Motor Company since January
                                      1999. Mr. Pestillo was Executive Vice
                                      President, Corporate Relations from 1993 to
                                      1999. Mr. Pestillo joined Ford in 1980, and
                                      his responsibilities since that time have
                                      included human resources, labor relations,
                                      legal and public affairs. Mr. Pestillo
                                      represents Ford as a director of Hertz
                                      Corporation.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

MEETINGS AND COMMITTEES

     The Board of Directors met or took action by unanimous written consent on five occasions during the fiscal year ended December 31, 1998. There are five committees of the Board of Directors: the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating Committee and the Employee Indemnification Committee. The members of the Executive Committee are Carl L. Valdiserri (Chairman), John E. Lobbia and Peter J. Pestillo. The Executive Committee did not meet or take action by unanimous written consent during the fiscal year ended December 31, 1998. The Executive Committee possesses and exercises all the power and authority of the Board of Directors in the management and direction of the business and affairs of the Company, except as limited by law. The members of the Audit Committee are Clayton P. Shannon (Chairman), Dominick C. Fanello and John E. Lobbia. The Audit Committee met on two occasions during the fiscal year ended December 31, 1998. The Audit Committee annually recommends to the Board of Directors independent public accountants to serve as auditors of the Company's books, records and accounts, reviews the scope of the audits performed by such auditors and the audit reports prepared by them and reviews related party transactions and certain other matters. The members of the Compensation Committee are John E. Lobbia (Chairman), Dominick C. Fanello and Peter J. Pestillo. The Compensation Committee met or took action by unanimous written consent on two occasions during the fiscal year ended December 31, 1998. The Compensation Committee establishes general compensation policies and reviews and determines salaries and incentive compensation for executive officers of the Company. The members of the Nominating Committee are Carl L. Valdiserri (Chairman), Peter J. Pestillo and Clayton P. Shannon. The Nominating Committee took action by unanimous written consent on one occasion during the fiscal year ended December 31, 1998. The Nominating Committee recommends nominees to the Board of Directors of the Company. For information regarding the Nominating Committee's consideration of nominees recommended to the Company's stockholders, see "-- Election of Directors" above. The members of the Employee Indemnification Committee are Carl
L. Valdiserri (Chairman), Louis D. Camino and Gary P. Latendresse. The Employee Indemnification Committee was not required to take any action during the fiscal year ended December 31, 1998. The Employee Indemnification Committee determines whether to indemnify employees of the Company (other than officers and directors of the Company) against liabilities and claims arising out of employment with the Company.

COMPENSATION OF DIRECTORS

     General. Directors of the Company who are employees of the Company do not receive any compensation for being directors. Each director of the Company who is not an employee of the Company is entitled to receive (i) an annual director's fee of $15,000, payable in quarterly installments, (ii) $1,000 for attendance at each meeting of the Board of Directors, (iii) $500 for attendance at each meeting of a standing committee of which he is a member, but not the chairman, that is held in conjunction with any annual, regular or special meeting of the Board of Directors and $1,000 for attendance at each such committee meeting that is not held in conjunction with any annual, regular or special meeting of the Board of Directors, and (iv) $1,000 for chairing each meeting of a standing committee of which he is the chairman that is held in conjunction with any annual, regular or special meeting of the Board of Directors and $1,500 for chairing each such committee meeting that is not held in conjunction with any annual, regular or special meeting of the Board of Directors. Each director who is not an employee of the Company also is entitled to be reimbursed for expenses incurred in connection with the business and affairs of the Company. Mr. Pestillo has elected to waive any of the above described fees and expense reimbursements in return for his services as director.

     Outside Director Equity Plan. The Company's Outside Director Equity Plan ("ODEP") provides for the granting of stock awards and stock options to Eligible Directors. An "Eligible Director" is a member of the Board of Directors who is not an employee of the Company, Rouge Steel Company or an affiliate of the Company (an "Outside Director"), except that an Eligible Director who is an employee of an entity that is an affiliate of the Company or Rouge Steel Company other than by virtue of the Company's control of such entity may participate in the ODEP if such director is otherwise an Outside Director and participates in no equity-based plan (other than the ODEP) of the Company or any subsidiary thereof. The ODEP also provides, under certain circumstances, that Eligible Directors may elect to receive all or a portion of their retainer in the form of Class A Common Stock.

     The ODEP provides for the issuance of up to 100,000 shares of Class A Common Stock. The shares of Class A Common Stock available under the ODEP are offered and issued directly by the Company. No fees or commissions are charged by the Company in connection with stock awards and stock options under the ODEP.

     Until February 1, 1999, as of the date of each annual meeting of stockholders, under the terms of the ODEP, each Eligible Director was entitled to receive an option to purchase shares of Class A Common Stock, pursuant to the formula set forth below, unless such director was elected, appointed or otherwise became an Eligible Director during the 60-day period prior to the annual meeting of stockholders in any year, in which case such Eligible Director did not receive any options with respect to that annual meeting of stockholders. In addition, each Eligible Director receiving options with respect to an annual meeting of stockholders had to continue to serve as a director of the Company after such annual meeting of stockholders. The number of shares of Class A Common Stock subject to an option was based on income before income taxes (as reported in Rouge Steel Company's ("Rouge Steel's") Consolidated Statement of Operations with certain adjustments) that met certain targeted percentages of sales for the most recently completed calendar year ("Annual Return on Sales") as follows:

ANNUAL RETURN ON SALES            NUMBER OF SHARES
----------------------            ----------------
    0 to 2.3%                               0
   2.3 to 4.6%                            500
   4.6 to 6.9%                          1,000
  6.9% and above                        1,500

     Under the ODEP, in 1998, Messrs. Fanello, Lobbia and Shannon were each granted options to purchase 500 shares of Class A Common Stock. Except for the options described above, no options were granted under the ODEP in 1998. At Mr. Pestillo's request, he has been excluded from participation in the ODEP until further notice. As of March 10, 1999, Mr. Pestillo has not requested that the Company include him in the ODEP.

     As of February 1, 1999, the ODEP was amended to provide that on the date of each annual meeting of stockholders, each Eligible Director will automatically receive an option to purchase 1,000 shares of Class A Common Stock, provided such Eligible Director continues to serve as a director of the Company after such annual meeting of stockholders.

     Under the ODEP, 25% of the options granted are exercisable on the date the options are granted, and assuming the director remains a member of the Board, an additional 25% of the options become exercisable each succeeding December 31. The exercise price may be paid, in whole or in part, (i) in cash; (ii) in whole shares of Class A Common Stock, valued at their then Fair Market Value (as defined in the ODEP); (iii) pursuant to an election prior to or coincidental with such exercise to satisfy the exercise price through the withholding of shares issuable upon exercise of the option and valued at their then Fair Market Value; or (iv) by a combination of such methods of payment. The Company may enter into any arrangement permitted under applicable laws (but only to the extent permitted under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to facilitate the "cashless" exercise of any option.

     Generally, an option may be exercised by an Eligible Director during the period that director remains a member of the Board of Directors and for a period of five years following retirement.

However, only those options exercisable at the date of retirement may be exercised during the period following retirement unless the Compensation Committee determines otherwise and in no event will the options be exercisable more than ten years after the date of the grant. In the event of the death of an Eligible Director, the options shall be exercisable only within the 12 months next succeeding the date of death. However, only those options exercisable at the date of the Eligible Director's death may be exercised during the period following death unless the Compensation Committee determines otherwise and in no event shall the options be exercisable more than ten years after the date of grant.

     The exercise price of each option is 100% of the Fair Market Value of the Class A Common Stock subject to an option on the date the option is granted.

     Prior to February 1, 1999, on the last day of the month immediately following each calendar quarter, each Eligible Director was entitled to receive a stock award under the ODEP. The number of shares of Class A Common Stock awarded were based on income before income taxes (as reported in Rouge Steel's Consolidated Statement of Operations with certain adjustments) that met certain targeted percentages of sales for the most recently completed calendar quarter ("Quarterly Return on Sales") as follows:

QUARTERLY RETURN ON SALES            NUMBER OF SHARES
-------------------------            ----------------
     0 to 2.3%                                0
    2.3 to 4.6%                              83
    4.6 to 6.9%                             167
  6.9% and above                            250

     Under the ODEP, in 1998, Messrs. Fanello, Lobbia and Shannon were each awarded 249 shares of Class A Common Stock.

     Effective February 1, 1999, the ODEP was amended to provide that as of each April 30, July 31, October 31 and January 31 (each such date, a "Retainer Payment Date") which occurs on or after April 30, 1999, each Eligible Director shall automatically receive a stock award of the number of shares (rounded down to the next whole share) of Class A Common Stock equivalent to the quotient of
(i) the quarterly retainer paid such Eligible Director for such Retainer Payment Date divided by (ii) 100% of the Fair Market Value of the Class A Common Stock as of such date.

     Furthermore, effective February 1, 1999, the Chief Executive Officer may, in his sole discretion, grant shares of Class A Common Stock to any Eligible Director who displays extraordinary performance for a particular period. The time of and amount of such grant and the performance required for such grant is determined in the sole discretion of the Chief Executive Officer; provided, however, that the Chief Executive Officer may not grant more than 2,000 shares to an Eligible Director pursuant to this provision during any calendar year. Shares of Class A Common Stock so granted must be held by the grantee for a period of six months following acquisition.

     Commencing February 1, 1999, an Eligible Director may irrevocably elect (the "Equity Election"), prior to each Retainer Payment Date, to receive all or a portion of the amounts paid by the Company to such Eligible Director as an annual retainer for services to be rendered as a member of the Board of Directors during any fiscal year of the Company, in the form of Class A Common Stock. If the retainer of an Eligible Director is increased subsequent to the Equity Election, such election shall apply to the amount of such increase. On the applicable Retainer Payment Date, the Eligible Director will receive a number of shares of Class A Common Stock equal to (i) the portion of the retainer specified in the Equity Election divided by (ii) the Fair Market Value of the Class A Common Stock as of the Retainer Payment Date. Prior to February 1, 1999, such election had to be made at least six months prior to the Retainer Payment Date.

     In the event that payment of the option price is made by delivering shares to the Company, the optionee generally will not recognize any gain with respect to the exchanged shares, and special rules will apply in determining the basis of the new shares received. In addition, the fair market value of the additional shares received by the optionee will be taxable as ordinary income. In the event that shares issuable upon exercise are withheld by the Company in payment of the option price, the Fair Market Value of the additional shares received by the optionee will be taxable as ordinary income.

     The Board of Directors or the Compensation Committee may terminate, suspend, modify or amend the ODEP at any time, provided that such amendment does not impair the rights of an optionee or recipient with respect to any stock award or stock option previously granted under the ODEP and that stockholder approval is required to the extent that such stockholder approval is necessary to comply with applicable provisions of Section 16 of the Exchange Act (or Rule 16b-3 thereunder) or any other requirement of applicable law or regulation. Notwithstanding the foregoing, the provisions of the ODEP with respect to eligibility for participation or the timing or amounts of grants of stock awards or stock options may not be amended more than once every six months (other than to comport with changes in the Internal Revenue Code of 1986, as amended (the "Code"), or the Employee Retirement Income Security Act of 1974, as amended.)

                             EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

SUMMARY COMPENSATION TABLE

     The following table sets forth, for the fiscal years ended December 31, 1998, 1997 and 1996, each component of compensation paid or awarded to, or earned by, the Chief Executive Officer (the "CEO") of the Company and each of the four most highly compensated executive officers who were serving as executive officers at the end of the last fiscal year, other than the CEO (collectively referred to as the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                          ------------
                                            ANNUAL COMPENSATION            NUMBER OF
                                     ----------------------------------    SECURITIES
          NAME AND                                         OTHER ANNUAL    UNDERLYING       ALL OTHER
     PRINCIPAL POSITION       YEAR    SALARY    BONUS(1)   COMPENSATION     OPTIONS      COMPENSATION(2)
     ------------------       ----    ------    --------   ------------    ----------    ---------------
Carl L. Valdiserri..........  1998   $275,000   $ 92,000             --             --       $ 6,844
  Chairman and Chief          1997    275,000     88,000             --             --         9,853
  Executive Officer           1996    275,000    116,000             --             --        11,202
Louis D. Camino.............  1998    235,000     64,000             --          6,000         6,698
  President and Chief         1997    235,000     60,000             --          6,000         8,487
  Operating Officer           1996    235,000     83,000             --          6,000        11,317
Gary P. Latendresse.........  1998    200,000     56,000             --          6,000         5,687
  Executive Vice President    1997    177,500     56,000             --          6,000         6,541
  and Chief Financial         1996    165,000     62,000             --          6,000         8,283
  Officer
Ronald J. Nock..............  1998    145,000     37,000          4,563(3)       4,000         4,110
  Vice President, Sales       1997    145,000     37,000          4,173(3)       4,000         5,214
  and Marketing               1996    120,000     44,000          3,895(3)       4,000         6,024
William E. Hornberger.......  1998    145,000     33,000             --          4,000         4,110
  Vice President,             1997    145,000     33,000             --          4,000         5,214
  Employee Relations          1996    130,000     37,000             --          4,000         6,524
  and Public Affairs

-------------------------
(1) Amounts awarded pursuant to the Rouge Steel Company Incentive Compensation Plan.

(2) Consists of employer contributions to the Rouge Steel Company Savings Plan for Salaried Employees and life insurance premiums paid by the Company on behalf of the Named Executive Officers.

(3) Includes reimbursement by the Company for certain taxes payable.

INDIVIDUAL OPTION GRANTS IN 1998

     The Company adopted a stock incentive plan in 1994 (the "1994 Stock Incentive Plan") under which key employees can be granted stock options, stock appreciation rights, restricted stock and performance share awards. The following table sets forth information with respect to all stock options granted by the Compensation Committee to the Named Executive Officers during 1998 under the 1994 Stock Incentive Plan.

                             OPTION GRANTS IN 1998

                                          NUMBER       PERCENT OF
                                            OF        TOTAL OPTIONS
                                        SECURITIES     GRANTED TO
                                        UNDERLYING      EMPLOYEES      EXERCISE OR
                                         OPTIONS        IN FISCAL      BASE PRICE     EXPIRATION    GRANT DATE
             EXECUTIVE                  GRANTED(1)        YEAR          PER SHARE      DATE(2)       VALUE(3)
             ---------                  ----------    -------------    -----------    ----------    ----------
Carl L. Valdiserri..................          0            0.0%          $    --             --      $    --
Louis D. Camino.....................      6,000            5.6            12.125       01/01/08       32,366
Gary P. Latendresse.................      6,000            5.6            12.125       01/01/08       32,366
Ronald J. Nock......................      4,000            3.7            12.125       01/01/08       21,577
William E. Hornberger...............      4,000            3.7            12.125       01/01/08       21,577

-------------------------
(1)Includes options which qualify as incentive stock options under Section 422 of the Code and options which do not so qualify.

(2)Outstanding options expire ten years after the date of grant, if not earlier due to death, retirement, disability or termination of employment.

(3)Based on the Black-Scholes option pricing model, using the following assumptions: (a) 7-year option term; (b) 5.77% risk-free interest rate; (c) 36.3998% volatility; and (d) 0.9897% dividend yield. Actual gain, if any, is dependent upon the actual performance of the shares of Class A Common Stock underlying these options, and there is no assurance that the amounts shown in this column will be achieved.

AGGREGATED OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES

     No option held by any Named Executive Officer was exercised during 1998. The following table sets forth information with respect to each Named Executive Officer's holdings of unexercised stock options at December 31, 1998.

                            OPTION EXERCISES IN 1998

                                                        NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                           SHARES                    OPTIONS AT FISCAL YEAR-END          AT FISCAL YEAR-END
                         ACQUIRED ON     VALUE      ----------------------------    ----------------------------
       EXECUTIVE          EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
       ---------         -----------    --------    -----------    -------------    -----------    -------------
Carl L. Valdiserri.....       0            $0              0               0            $0              $0
Louis D. Camino........       0             0         22,500           4,500             0               0
Gary P. Latendresse....       0             0         18,500           4,500             0               0
Ronald J. Nock.........       0             0         14,000           3,000             0               0
William E.
  Hornberger...........       0             0         13,000           3,000             0               0

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Company's Board of Directors (the "Compensation Committee") has the responsibility to review and determine compensation and benefits for all officers of the Company. It is also responsible for the determination of executive compensation programs and the award of incentive payments and stock options under those programs. In addition, the Compensation Committee reviews compensation and benefit programs applying to all hourly and salaried employees. The Compensation Committee consists of three directors, none of whom is or has been an employee of the Company or is eligible to participate in the Company's executive compensation programs other than the ODEP.

     Philosophy. The Compensation Committee's policies on executive compensation are designed to attract, retain and motivate executives by providing competitive levels of compensation that integrate the Company's annual and long-term performance goals, reward strong corporate performance and recognize individual initiative and achievements to enhance stockholder value.

     The Compensation Committee reviews, among other things, survey data provided by independent, nationally recognized compensation consulting firms for both the steel industry and general industry. In particular, the Compensation Committee considers compensation data with respect to a peer group of steel producers with annual revenues of up to $1.5 billion and a peer group comprised of the members of the common stock peer group. See "-- Common Stock Performance." In determining the common stock peer group for the Common Stock Performance graph, the Compensation Committee approved management's selection of companies with comparable products, markets, customers or revenues. The two compensation peer groups provide the Compensation Committee with competitive data on companies of comparable size and market.

     The Compensation Committee targets total cash compensation at levels generally comparable to the compensation peer groups. Executive compensation is weighted heavily toward programs contingent upon the Company's financial performance. The Compensation Committee also believes that stock ownership by employees and stock-based compensation programs are beneficial in aligning the interests of employees and stockholders.

     Components of Executive Officer Compensation. Executive officer compensation includes base salary, quarterly incentive cash compensation, long-term stock-based compensation and a broad-based benefits program.

     The base salaries of executive officers are targeted below the median of the compensation peer groups of companies, subject to variation by individual executive based on individual performance and scope of responsibility. Incentive cash compensation provides a performance-sensitive compensation opportunity for the Company's executives above the median of the peer groups. It is the Compensation Committee's intent to set base compensation at levels so that when the Company performs well, the incentive compensation payments would put Company officers above the median level of cash compensation being paid to officers of the compensation peer groups. Conversely, when the Company performs poorly, total cash compensation would fall below the median compensation level.

     No base salary adjustments were granted to any Named Executive Officer in 1998 except Mr. Latendresse on his appointment to Executive Vice President and Chief Financial Officer in January 1998.

     Incentive cash compensation is based upon measured financial results of the Company. Under the Company's Incentive Compensation Plan (the "Incentive Compensation Plan"), the amount set aside for awards each quarter is a percentage of income before income taxes (as reported in Rouge Steel's Consolidated Statement of Operations with certain adjustments). In the aggregate, the Named Executive Officers experienced a 2.9% increase in the amount of incentive compensation received in 1998 when compared to 1997. When comparing 1998 incentive compensation to 1996, the Named Executive Officers experienced a 17.5% reduction in the aggregate. In determining the 1998 incentive compensation awards, the Compensation Committee considered Rouge Steel's 1998 financial performance (income), specific business performance and the individual executive's contribution to the same.

     The Company adopted the 1994 Stock Incentive Plan to link executive compensation to the Company's Class A Common Stock share price and to increase long-term retention of key employees. In 1998, the Compensation Committee approved the grant of stock options under the 1994 Stock Incentive Plan to the Named Executive Officers and other key managers of the Company. The awards were targeted at or about the middle of the range of long-term incentive compensation paid to executive officers in the compensation peer groups as determined by the Compensation Committee's review of survey data. At Mr. Valdiserri's request, due to his significant equity holdings in the Company, the Compensation Committee did not grant any options to Mr. Valdiserri. The Company adopted a new stock incentive plan in 1998 (the "1998 Stock Incentive Plan" and, together with the 1994 Stock Incentive Plan, the "Stock Incentive Plans"), however, no grants were made under the 1998 Stock Incentive Plan as of December 31, 1998.

     The executive officers participate in a broad-based benefits program including a pension plan, health care coverage, life insurance, disability benefits and a tax-deferred savings plan.

     Performance of the CEO. The Compensation Committee's review of the compensation of the CEO, Carl L. Valdiserri, considered data presented by the Company's compensation consultants regarding the base salary, total cash compensation and total direct compensation of chief executive officers of the compensation peer groups and in the general industry. The data indicate that the base salary of Mr. Valdiserri is significantly below the median of the chief executive officers of the compensation peer groups and general industry. In consideration that Mr. Valdiserri desires that his salary remain modest in relation to competitive levels due to his significant equity holdings in the Company, and in recognition that Mr. Valdiserri's base salary has not been increased since 1995, the Compensation Committee continued its support of a charitable fund in the name of Mr. Valdiserri to serve as an appropriate means for public recognition of the Company and Mr. Valdiserri's personal interests in providing college scholarships for the dependents of the Company's employees. Consistent with the Company's philosophy that the CEO's total compensation should be heavily dependent upon the Company's financial performance, a significant portion of Mr. Valdiserri's total compensation is targeted to incentive compensation.

     Deductibility of Compensation. The Internal Revenue Service, under Section 162(m) of the Code, will generally deny the deduction of compensation paid to certain executives to the extent such compensation exceeds $1 million, subject to an exception for compensation that meets certain "performance-based" requirements. Whether the Section 162(m) limitation with respect to an executive will be exceeded and whether the Company's deductions for compensation paid in excess of the $1 million cap will be denied will depend upon the resolution of various factual and legal issues that cannot be resolved at this time. As to options granted under the Stock Incentive Plans, the Company intends to comply with the rules governing the Section 162(m) limitation so that compensation attributable to such options will not be subject to limitation under such rules. As to other compensation, it is not expected that compensation to executives of the Company will exceed the Section 162(m) limitation in the foreseeable future and no officer of the Company received compensation in 1998 which resulted, under Section 162(m), in the non-deductibility of such compensation to the Company. If, however, any compensation would be expected to exceed the Section 162(m) limitation, the Company will consider taking action to structure any such compensation in a manner to cause such compensation to be exempt from the
Section 162(m) limitation.

                                          COMPENSATION COMMITTEE

                                          John E. Lobbia, Chairman
                                          Dominick C. Fanello
                                          Peter J. Pestillo

COMMON STOCK PERFORMANCE

     The following graph compares the cumulative return from investing $100 at March 31, 1994, in the Company's Class A Common Stock, the S&P 500 index of companies, the S&P Steel Index and a peer group of integrated steel companies selected by management and comprised of LTV Corporation, National Steel Corporation, AK Steel Holding Corporation, Weirton Steel Corporation and WHX Corporation, with dividends assumed to be reinvested when received. The Company's Class A Common Stock began trading on the NYSE on March 29, 1994.

                             PERFORMANCE COMPARISON
PERFORMANCE GRAPH

     The numbers for the new graph:

                                                    1994      1995      1996      1997      1998
                                                    ----      ----      ----      ----      ----
                                                   DEC 31    DEC 31    DEC 31    DEC 31    DEC 31
                                                   ------    ------    ------    ------    ------
Rouge Industries...............................    134.49    111.05     98.74     57.42     41.84
S&P 500........................................    105.30    144.83    178.06    237.45    305.30
Peer Group.....................................    108.68     92.83     84.98     86.43     79.13
S&P Steel Index................................     97.99     90.85     80.97     82.32     71.50

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 1998, Carl L. Valdiserri, Chairman and Chief Executive Officer of the Company, attended Compensation Committee meetings to present management recommendations and answer questions with respect to executive performance and compensation. No other member of the Board of Directors who is also an officer or employee of the Company participated in any such meetings.

EMPLOYEE BENEFIT PLANS

     Pension Plan. The table below sets forth the estimated qualified annual retirement benefits (contributory and noncontributory) under the Salaried Retirement Plan payable on a straight life annuity basis to the Named Executive Officers who meet the credited service requirement for retirement at age 65. Normal retirement benefits are not subject to deduction for Social Security benefits.

     The formula used to calculate noncontributory benefits under the qualified pension plan considers the participant's non-contributory service and a flat benefit rate associated with that level of service. The formula used to determine contributory retirement benefits under the qualified pension plan considers (i) the participant's final average pay, which is defined as the highest average monthly salary of any five consecutive December 31 dates of the last ten years that the participant was making contributions and (ii) the participant's contributory service. Average monthly salary is the base monthly salary prior to giving effect to any salary reduction pursuant to the Company's tax- efficient savings plan, and does not include bonuses or any other forms of supplemental compensation. To be eligible to receive a contributory benefit, participants must contribute at the rate of 1 1/2% of base salary for each credited year of service. At December 31, 1998, Messrs. Valdiserri, Camino, Latendresse and Hornberger had nine credited years of service, and Mr. Nock had
16.4 credited years of service under the qualified pension plan.

     Select members of management as determined by the Compensation Committee, including Messrs. Valdiserri, Camino and Latendresse, participate in the non-qualified Benefit Restoration Plan, in which salary in excess of the Code compensation limit is used in a formula similar to that which determines qualified plan contributory retirement benefits. At December 31, 1998, Messrs. Valdiserri and Camino had nine credited years of service. Mr. Latendresse had
32.9 credited years of service under the Benefit Restoration Plan, but his benefit under this plan is offset by Ford Motor Company General Retirement Plan benefits. The Pension Plan Table below may be utilized to estimate this benefit.

                               PENSION PLAN TABLE

                                                   CREDITED YEARS OF SERVICE
   AVERAGE YEARLY        ------------------------------------------------------------------------------
    COMPENSATION            5         10          15          20          25          30          35
   --------------        -------    -------    --------    --------    --------    --------    --------
$50,000..............    $ 4,000    $ 7,500    $ 11,500    $ 15,500    $ 19,500    $ 23,000    $ 27,000
100,000..............      8,500     17,000      25,500      34,500      43,000      51,500      60,000
150,000..............     13,000     26,500      39,500      53,000      66,500      80,000      93,000
200,000..............     17,500     35,500      53,500      72,000      90,000     108,000     126,000
250,000..............     22,000     45,000      68,000      90,500     113,500     136,500     159,500
300,000..............     26,500     54,000      82,000     109,500     137,000     164,500     192,500
350,000..............     31,000     63,500      96,000     128,500     160,500     193,000     225,500
400,000..............     35,500     73,000     110,000     147,000     184,000     221,500     258,500

     Select members of management as determined by the Compensation Committee, including the Named Executive Officers, participate in the non-qualified Supplemental Executive Retirement Plan ("SERP"), in which a benefit is based on a formula similar to that which determines contributory retirement benefits, except that the benefit is based on the average annual bonuses paid under the Incentive Compensation Plan for the highest five years of the ten years prior to retirement. For purposes of the SERP, at December 31, 1998, Messrs. Valdiserri and Camino had nine credited years of service and Messrs. Latendresse, Hornberger and Nock had 32.9, 26.0 and 16.4 credited years of service, respectively. The Pension Plan Table above may be utilized to estimate this benefit.

     Profit Sharing Plans for Hourly and Salaried Employees. Under the Profit Sharing Plan for Hourly Employees and the Profit Sharing Plan for Salaried Employees, the Company is obligated to make payments to eligible employees, with respect to each calendar quarter, of a portion of income before income taxes (as reported in Rouge Steel's Consolidated Statement of Operations with certain adjustments) that meets certain targeted percentages of sales. The Company paid $2.4 million under these plans with respect to 1998.

     Savings Plan for Salaried Employees. Under the Rouge Steel Company Savings Plan for Salaried Employees, eligible salaried employees may make voluntary pre-tax contributions not to exceed 15% of the employee's base salary and after-tax contributions not to exceed 10% of the employee's base salary. Among the investment alternatives available to employees since February 1995 is the investment of all or a portion of their accounts in Class A Common Stock. The Company is obligated to match the employee's contributions up to 10% of the employee's base salary. The Company matches employee contributions in an amount ranging from 0% to 100% (depending on Rouge Steel's level of income before income taxes as a percentage of sales (as used in the profit sharing plans) during an applicable quarter) of the employee's pre- and after-tax contributions during the applicable month. Since 1995, the Company's matching contributions have been made in Class A Common Stock.

     Incentive Compensation Plan. Under the Incentive Compensation Plan, the officers and employee-directors and certain other salaried employees of Rouge Steel are eligible to receive quarterly incentive compensation payments for contributing to the success of the Company. Upon the recommendation of the CEO of the Company, at the end of each quarter, the Compensation Committee will determine the maximum total amount of all such awards to be made for the quarter, will act on the recommendation made by the CEO regarding officer awards, and will determine the CEO's award. The amount set aside each quarter is a percentage of Rouge Steel's income before income taxes (as reported in Rouge Steel's Consolidated Statement of Operations with certain adjustments).

     Stock Incentive Plan. Under the 1994 Stock Incentive Plan and the 1998 Stock Incentive Plan, a maximum of 400,000 shares and 500,000 shares, respectively, of Class A Common Stock has been authorized for the granting of qualified incentive stock options ("ISOs"), nonqualified stock options ("NQSOs" and together with ISOs, "Options"), stock appreciation rights ("SARs"), restricted stock awards ("RSAs") and performance share awards ("PSAs"). The shares of Class A Common Stock available under the Stock Incentive Plans are offered and issued directly by the Company. No fees or commissions will be charged by the Company in connection with the awards. In no event may any employee receive Options, SARs, RSAs, PSAs or any combination thereof for more than 50,000 shares of Class A Common Stock over the life of the Stock Incentive Plan. As of December 31, 1998, Options totalling 369,700 shares were outstanding pursuant to the 1994 Stock Incentive Plan. As of December 31, 1998, no grants had been made pursuant to the 1998 Stock Incentive Plan. The purposes of the Stock Incentive Plans are to align the interests of certain officers of the Company and employees of Rouge Steel with those of stockholders by rewarding long-term growth and profitability of the Company and to attract and retain individuals of experience and ability. All officers and employee-directors and certain other employees of the Company or its subsidiaries are eligible to participate under the Stock Incentive Plans, as deemed appropriate by the Compensation Committee.

EMPLOYMENT CONTRACTS

     The Company does not have employment contracts with its executive officers. Certain salaried employees of Rouge Steel, including the Named Executive Officers, are eligible to participate in the Rouge Steel's Salaried Income Security Plan (the "SISP"). Under the SISP, eligible salaried employees are entitled to receive basic and supplemental benefits in the event of certain terminations of employment with Rouge Steel. In the event of such a termination, eligible salaried employees who have at least one full year of service are entitled to receive up to 12 months of base salary paid over up to 22 months depending on years of service at termination. Upon exhaustion of basic benefits under the SISP, eligible employees with more than 15 years of service are entitled to receive supplemental benefits equal to 50% of base salary plus 1% for each full year of service over 15 years. These supplemental benefits continue until reemployment, refusal to accept work, retirement or death. For purposes of basic and supplemental benefits under the SISP, base salary is the highest base salary received during the 12 months immediately preceding termination.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
--------------------------------------------------------------------------------

RELATED PARTY TRANSACTIONS

     The Company believes that the transactions discussed below, as well as the terms of any future transactions and agreements (including renewals of any existing agreements) between the Company and its affiliates, are and will be at least as favorable to the Company as could be obtained from unaffiliated parties. The Board of Directors of the Company will be advised in advance of any such proposed transaction or agreement and will utilize such procedures in evaluating the terms and provisions of such proposed transaction or agreement as are appropriate in light of the fiduciary duties of the directors under the Delaware General Corporation Law. In addition, the Company has established an Audit Committee, which consists of three independent directors. One of the responsibilities of the Audit Committee is to review related party transactions. See "Proposal No. 1 -- Election of Directors -- Meetings and Committees."

THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

     On November 14, 1996, the Company, Carl L. Valdiserri and Worthington entered into an amended and restated stockholders agreement (the "Amended and Restated Stockholders Agreement"). Under the Amended and Restated Stockholders Agreement, Worthington, Carl L. Valdiserri and the Company agreed that (i) without the prior written consent of a majority of Disinterested Directors (as defined in the Company's Certificate ), Worthington will not acquire or agree to acquire, directly or indirectly, any shares of Common Stock if, immediately after any such acquisition, the aggregate percentage of the total number of issued and outstanding shares of Common Stock ("Equity Holdings") held by Worthington and its affiliates would exceed 35%, except as a result of a recapitalization of the Company; (ii) during each twelve-month period following November 14, 1996 (each such twelve-month period, a "Restricted Period"), Mr. Valdiserri and his permitted transferees will not, with certain exceptions, transfer, offer to transfer or agree to transfer more than 18% of the Equity Holdings of Mr. Valdiserri and such permitted transferees during such Restricted Period unless Mr. Valdiserri gives Worthington 30 days' prior written notice; and (iii) (1) if and so long as Worthington owns at least 18% or 9% of the Company's outstanding Common Stock on a fully diluted basis, Mr. Valdiserri will vote his Common Stock in favor of two directors or one director, respectively, designated by Worthington and (2) if and as long as Mr. Valdiserri holds 27%, 18% or 9% of the Company's outstanding Common Stock on a fully diluted basis, Worthington will vote its shares of Common Stock in favor of three directors, two directors or one director, respectively, designated by Mr. Valdiserri. In 1996, Worthington's two designees on the Board of Directors resigned their positions as directors of the Company. Worthington has notified the Company that it will not appoint designees to fill the resulting vacancies as long as any of the DECS (as defined herein) remain outstanding. Worthington has retained the right to appoint two designees as members of the Board of Directors after such time, which would be subject to the voting arrangements described above, and has retained a 19.8% voting interest in the Company on all matters.

     Under the Amended and Restated Stockholders Agreement, Mr. Valdiserri, Worthington and/or their permitted transferees collectively have four demand registration rights in certain circumstances with respect to their shares of Class A Common Stock. The demand registration rights described above are exercisable at any time. In addition, Mr. Valdiserri, Worthington and/or their permitted transferees have unlimited demand registration rights on Forms S-2 and S-3. Mr. Valdiserri, Worthington and/or their permitted transferees also have unlimited piggyback registration rights. The Company has agreed to pay any expenses (except all applicable underwriting discounts and commissions) incurred in connection with a registration requested under the Amended and Restated Stockholders Agreement, except that, with respect to the demand registration rights, reimbursement is required only where the expected purchase price of the registrable securities exceeds $5 million and, in the case of registration on Form S-2 or S-3, only holders of 5% or more of the Company's Common Stock shall be reimbursed.

     The Amended and Restated Stockholders Agreement terminates (a) upon the consent of each of the parties; (b) upon the sale of all or substantially all of the assets of the Company and the distribution of the proceeds thereof to the stockholders at such time; (c) as to any share of Common Stock, when such share is transferred other than to permitted transferees; (d) as to any party, when such party ceases to hold any Common Stock (or any legal or beneficial interest therein); or (e) on February 28, 2004, provided that certain expense and indemnification provisions survive.

WORTHINGTON INDUSTRIES, INC.

     The DECS. Pursuant to the terms of the 7 1/4% Exchangeable Notes due March 1, 2000 (the "DECS") of Worthington, Worthington may, in exchange for the DECS in certain circumstances, deliver to the holders of the DECS shares of Class A Common Stock, cash or a combination of cash and shares of Class A Common Stock. The Company has registered 5,999,600 shares of Class A Common Stock related to the DECS. The Company will not receive any of the proceeds from the sale of the DECS or delivery thereunder of shares of Class A Common Stock.

     Board Resignations. Effective August 1, 1996, Worthington's two designees on the Board of Directors resigned their positions as directors of the Company. Worthington has informed the Company that it will not designate successors to fill the vacancies created by such resignations as long as any of the DECS remain outstanding and such seats are otherwise filled. However, Worthington has, subject to the terms of the Amended and Restated Stockholders Agreement, reserved the right to designate nominees at such time as the DECS are no longer outstanding.

     Worthington Steel Purchase Agreement. In connection with the acquisition of the Company from Ford Motor Company in 1989 (the "Acquisition"), the Company entered into a steel purchase contract (the "Worthington Agreement") with Worthington. The Worthington Agreement terminates on December 15, 2003. The purchase price of the products supplied under the Worthington Agreement is set at a slight discount from the competitive market price for the same products with comparable quality and terms and the contract is subject to the Company's ability to deliver products on a timely basis which meet Worthington's specifications and are of acceptable quality. The Company and Worthington have agreed to this pricing arrangement to reflect Worthington's volume of purchases, product mix and certain other accommodations made by Worthington with respect to the Company's production scheduling requirements. Pursuant to the Worthington Agreement, the Company had sales to Worthington of approximately $87.2 million during 1998.

     Worthington Joint Ventures. The Company has entered into a joint venture with Worthington with respect to Spartan Steel Coating, L.L.C. ("Spartan Steel"), a hot dipped galvanizing facility that coats light gauge steel products to make them corrosion resistant. As of December 31, 1998, the Company has invested approximately $46.8 million in the Spartan Steel facility which was placed into service in mid-1998. As of December 31, 1998, the Company has also invested $6.5 million for an 11% interest in TWB Company, L.L.C., a facility that produces laser welded blanks.

                PROPOSAL NO. 2 -- INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

     The accounting firm of PricewaterhouseCoopers LLP has been selected by the Board of Directors as the independent public accountants for the Company for the fiscal year ending December 31, 1999. Although the selection of accountants does not require ratification, the Board of Directors has directed that the appointment of PricewaterhouseCoopers LLP be submitted to stockholders for ratification due to the significance of their appointment by the Company. If stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Board of Directors will consider the appointment of other certified public accountants. A representative of PricewaterhouseCoopers LLP, which served as the Company's independent public accountants for the fiscal year ended December 31, 1998, is expected to be present at the Meeting and, if he or she so desires, will have the opportunity to make a statement, and in any event will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ADOPTION OF PROPOSAL NO. 2.

                             SOLICITATION STATEMENT
--------------------------------------------------------------------------------

     All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to the use of the mails, solicitations may be made by regular employees of the Company or its affiliates, by telephone or personal contact, without additional compensation. The Company will, upon request, reimburse brokerage houses and persons holding shares of Common Stock in the names of their nominees for their reasonable expenses in sending solicitation materials to their principals.

                             STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

     In order to be considered for inclusion in the proxy materials to be distributed in connection with the next annual meeting of stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than December 7, 1999. Proxies solicited on behalf of the Board of Directors for the next annual meeting of stockholders will confer discretionary authority to vote with respect to any other matter properly submitted by a stockholder for action at the next annual meeting of stockholders if the Company does not, on or before February 19, 2000, receive written notice addressed to the Secretary of the Company from such stockholder with respect to such other matter.

                                 OTHER MATTERS
--------------------------------------------------------------------------------

     So far as now known, there is no business other than that described above to be presented for action by the stockholders at the Meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the Meeting or any adjournment thereof, in accordance with the discretion of the persons named therein.

                                 ANNUAL REPORT
--------------------------------------------------------------------------------

     All stockholders of record as of March 10, 1999 have been sent, or are concurrently herewith being sent, a copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1998. Such report contains certified consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 1998. THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 (WITHOUT EXHIBITS) (AS FILED WITH THE SEC) TO STOCKHOLDERS OF RECORD ON THE RECORD DATE WHO MAKE WRITTEN REQUEST THEREFOR TO INVESTOR RELATIONS, ROUGE INDUSTRIES, INC., 3001 MILLER ROAD, P.O. BOX 1699, DEARBORN, MICHIGAN 48121-1699.

                                          By Order of the Company,
                                          MARTIN SZYMANSKI SIG
                                          MARTIN SZYMANSKI
                                          Secretary

Dated: April 5, 1999

PROXY                        ROUGE INDUSTRIES, INC.
                                3001 MILLER ROAD
                                 P.O. BOX 1699
                         DEARBORN, MICHIGAN 48121-1699

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ROUGE INDUSTRIES,
                                      INC.

   Phyllis J. Holmes and Michael C. Tuomey and each of them, with full power of substitution, are hereby appointed the proxies of, and authorized to represent, the undersigned and to vote all of the shares of common stock of Rouge Industries, Inc. entitled to be voted by the undersigned as of March 10, 1999 as directed below and, in their discretion, on all other matters which may properly come before the Annual Meeting of Stockholders (the "Meeting") to be held at the Hyatt Regency Dearborn, Fairlane Town Center, Dearborn, Michigan 48126, on Thursday, May 6, 1999 at 10:00 a.m. and at any adjournment thereof as if the undersigned were present and voting at the Meeting.

   Whether or not you expect to attend the Meeting, you are urged to execute and return this proxy, which you may revoke at any time prior to its use.

IF NO CONTRARY DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH
                      SHARES WILL BE VOTED FOR ALL ITEMS.

Item 1 -- Election of the following nominees for Class II Directors: Gary P. Latendresse, Dominick C. Fanello and John E. Lobbia.

                [ ]  FOR all nominees
                     with exceptions listed

                [ ]  WITHHOLD AUTHORITY
                     FOR ALL NOMINEES

 Withhold for the following nominee(s) only (To withhold authority to vote for any nominee, write that nominee's name in the space below.)

Item 2 -- Ratification of appointment of PricewaterhouseCoopers LLP as independent public accountants for the year ending December 31, 1999.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

Please date and sign this proxy exactly as your name appears on the reverse side of this proxy and return it promptly in the postage-paid return envelope. When shares are held by joint tenants, both should sign. If a corporation, please sign the full corporate name by an authorized officer. If a partnership, please sign the partnership name by an authorized person.

The undersigned hereby acknowledge(s) receipt of Rouge Industries, Inc. Annual Report to Shareholders and of the notice of the Annual Meeting of Stockholders and Proxy Statement relating to the Meeting.

Date: ___________________, 1999    __________________________________________
                                               Signature

                                   __________________________________________
                                               Signature
PLEASE MARK, SIGN AND DATE THIS PROXY PROMPTLY AND MAIL IT IN THE ENCLOSED ENVELOPE. TO BE VALID, THIS PROXY MUST BE SIGNED AND DATED.